Exhibit 99.1

1706045 ONTARIO LIMITED

STOCK OPTION PLAN

-i-

TABLE OF CONTENTS

(continued)

Schedule “A”

Option Grant Agreement

Schedule “B”

Exercise Notice

-ii-

1706045 ONTARIO LIMITED

STOCK OPTION PLAN

Section 1. Interpretation and Administrative Provisions

1.1 Purposes

This Plan has been established to provide long-term incentives to attract, motivate and retain certain key members of management and independent contractors of the Corporation and its Affiliates and to ensure that their interests are aligned with those of the Corporation and its Affiliates.

1.2 Definitions

In this Plan, the terms set out below have the following meanings:

“Administrator” means the compensation committee of the Board (to the extent such committee has been formed and empowered to make decisions) or in all other cases, the Board.

“Affiliate” means in respect of a person or company, another person or company that would be considered to be an “affiliated entity” in respect of such person or company for the purpose of National Instrument 45-106 - Prospectus and Registration Exemptions.

“Board” means the board of directors of the Corporation.

“Cause” means, (i) if the relevant Person has a written employment or contracting contract with a member of the Corporate Group that defines “Cause”, the meaning attributed to such term in such employment or contracting agreement; (ii) unless prescribed otherwise by law, if the relevant Person has no such written employment or contracting agreement and works in the United States, termination of such Person’s service, as an employee or otherwise, with a member of the Corporate Group principally because (a) of his or her breach of any agreement with a member of the Corporate Group, (b) he or she commits any act of dishonesty toward such entity, theft of corporate property or unethical business conduct, or is convicted of any misdemeanor or felony involving dishonest, immoral or unethical conduct, or (c) he or she commits any act of insubordination, fails to comply with any instructions of the president or board of directors of a member of the Corporate Group, or commits any act or omission which the board of directors of a member of the Corporate Group determines, in good faith, may materially adversely affect such entity’s business or operations, unless he or she cures such action or omission within five (5) days after notice from such entity; (iii) otherwise, just cause for termination of employment or contracting as prescribed by applicable law or determined by the courts of the applicable jurisdiction;

“Common Share” means a common share in the capital of the Corporation.

“Corporate Group” means the Corporation and its subsidiaries.

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“Corporation” means 1706045 Ontario Limited and its successors.

“Distribution” means a distribution of securities to the public by way of a prospectus, registration statement or similar offering document under securities legislation in any applicable jurisdiction;

“Eligible Participant” means any Key Person who is designated by the Administrator to participate in the Plan.

“Exercise Price” means the price the optionholder must pay to exercise an Option to acquire a Common Share as set out in this Plan.

“Fair Market Value” means the fair market value of a Common Share as determined by the Administrator from time to time. The Administrator shall determine the fair market value of a Common Share based upon a reasonable application of a reasonable valuation method, which takes into consideration all available information material to the value of the Corporation. Factors to be considered under a reasonable valuation method include the: (i) value of the Corporation’s tangible and intangible assets; (2) present value of the Corporation’s anticipated future cash flows; (3) public trading price or private sale price for stock or equity interests of similarly situated companies; (4) recent arm’s length transactions involving the sale or transfer of the Corporation’s Common Shares; and (5) any other relevant factors, such as control premiums or marketability discounts and whether the particular valuation method is used by the Corporation for other material purposes.

“Key Person” means a key executive of any member of the Corporate Group or an independent contractor who directly or indirectly provides services to any member of the Corporate Group.

“Key Person Options” or “Options” means those options granted pursuant to the terms of this Plan to Key Persons.

“Liquidity Event” means a sale of 100% of, or a Qualified Initial Public Offering involving, the Corporation, or the sale of all or substantially all of the assets of the Corporation, or such other event designated as a “Liquidity Event” by the Board.

“Participant” means an Eligible Participant to whom an Option has been granted who continues to hold the Option.

“Plan” means this Stock Option Plan, as amended, restated, supplemented or replaced from time to time.

“Qualified Initial Public Offering” means the first Distribution by a member of the Corporate Group of shares of a member of the Corporate Group (for the purposes of this definition only, “shares”) or, the sale of trust units, or similar securities by an entity which has a direct or indirect interest in the shares or assets of a member of the Corporate Group or any similar offering which offering results in shares being issued from treasury or sold to the public and the concurrent listing of shares on one or more stock exchanges or quotation systems in Canada or the United States of America approved by the Board.

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“Retirement” means the date an Eligible Participant voluntarily ceases employment or retainer with all members of the Corporate Group after the date such holder turns 65.

“Resignation” means the resignation or other voluntary cessation of employment or retainer with all members of the Corporate Group (including for greater certainty the termination by an independent contractor of its contracting agreement), other than Retirement.

“Shareholders’ Agreement” means the amended and restated unanimous shareholders’ agreement dated October 27, 2008 among all holders of Common Shares of the Corporation and certain other parties, as amended, restated, supplemented or replaced from time to time.

“Termination Event” means the date a Participant ceases, for any reason (including death, disability, incapacity, Retirement, Resignation, Termination with Good Reason and termination with or without Cause), to be actively employed or retained by the Corporation and its Subsidiaries in no greater capacity than that which is substantially the same capacity as that Participant was employed or retained at the time of the grant of Options to him or her, and does not include any period of statutory, contractual or reasonable notice of termination of employment or deemed employment.

“Termination with Good Reason” has the meaning attributed to such term (or a similar term) as used in the written employment agreement of the particular Participant (and for greater certainty, if such Participant does not have a written employment agreement or if such Participant does have a written employment agreement but that written employment agreement does not define “Good Reason” or a similar term, the term “Termination with Good Reason” shall not be applicable to that Participant).

“vesting” means the crystallization of a right to an Option, but always subject to the provisions herein, including the circumstances in which those rights become exercisable and the potential termination of those rights in circumstances specified herein; and the words “vest”, “vested” and similar words have corresponding meanings.

1.3 Interpretation

Capitalized terms defined in the Shareholders’ Agreement and not otherwise defined herein shall have the same meaning herein as in the Shareholders’ Agreement. In this Plan, references to Sections and Schedules are references to sections and schedules to this Plan, unless expressly stated otherwise. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender also include the feminine and neuter genders. The use of headings in this Plan is for convenience only and does not affect the interpretation of the Plan. In this Plan, “including” means “including, without limitation”, except as otherwise expressly provided.

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1.4 Governing Law

This Plan is governed by, and interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.5 Currency

All references to currency in this Plan and an Option Grant Agreement refer to Canadian currency.

Section 2. Administration, Amendment and Termination

2.1 Administration

The Board delegates the administration of this Plan and any and all matters related to, connected with or arising out of this Plan to the Administrator. The Board may revoke or amend this delegation from time to time in its sole and absolute discretion. The Administrator has the sole and absolute discretion to: (a) grant Options to Eligible Participants; (b) determine the Exercise Price, vesting, terms, limitations, restrictions and conditions upon such grants; (c) interpret and administer the Plan; (d) establish, amend and rescind any rules and regulations relating to the Plan, subject to obtaining the required approvals, if any, of the relevant regulatory authority, or the shareholders of the Corporation or the Board; (e) effect any repurchase of Options or Common Shares; and (f) make any other determinations that the Administrator deems necessary or desirable for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Administrator deems, in its sole and absolute discretion, necessary or desirable, subject to obtaining the required approvals, if any, of the relevant regulatory authority, or the shareholders of the Corporation or the Board. Any decision of the Administrator with respect to the administration of the Plan shall be conclusive and binding on the Participants. The Administrator shall report to the Board as required by the Board from time to time.

2.2 Amendment and Termination

The Administrator may amend, suspend or terminate this Plan or any portion thereof at any time in accordance with applicable legislation, and subject to the required approvals, if any, of the relevant regulatory authority, or the shareholders of the Corporation or the Board. No amendment, suspension or termination may adversely affect any outstanding Options, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant.

2.3 Amendment on Consent

Notwithstanding anything contained in Section 2.1, with the consent of the Participant affected thereby, the Administrator may amend or modify any outstanding Option in any manner to the extent that the Administrator would have had the authority to initially grant the award as so modified or amended including, without limitation, to change the date or dates as of which, or the price at which, an Option vests and becomes exercisable, subject to obtaining the required approvals, if any, of the relevant regulatory authority, or the shareholders of the Corporation or the Board.

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2.4 Compliance with Laws

The Administrator may postpone any exercise of any Option or the issue of any Common Shares pursuant to this Plan for as long as the Administrator in its sole and absolute discretion may deem necessary in order to permit the Corporation to effect or maintain qualification of the Common Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Common Shares are exempt from that qualification. The Corporation is not obligated by any provision of this Plan or grant hereunder to sell or issue Common Shares in violation of the law of any government having jurisdiction therein.

2.5 Survival

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Administrator and in force at the time of this Plan, will continue in effect as long as an Option or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Administrator may make any amendments to the Plan or the Options it would be entitled to make if the Plan were still in effect (provided, for greater certainty, no such amendment may adversely affect any outstanding Options, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant).

2.6 No Liability

The members of the Corporate Group, each of their boards of directors and each respective director thereof will not be liable or responsible:

(a)	for any act or omission, if taken or omitted in good faith, or for the exercise of an authority or discretion granted in connection with the Plan to the Administrator;

(b)	for any tax consequences to the Participant as a result of the Participant’s participation in the Plan; or

(c)	to any Participant for any loss resulting from a decline in the value of an Option or Common Share, if any.

2.7 No Repricing

In no event shall the Administrator have the right, without shareholder approval, to (a) lower the Exercise Price of an Option after it is granted, except in connection with adjustments as provided in Section 7, or (b) take any other action that is treated as a repricing under generally accepted accounting principles.

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Section 3. Shares Reserved for Issuance in Unfunded Plan

3.1 Shares Reserved for Issuance

Two million five hundred thousand of the authorized Common Shares are available for issuance under this Plan, provided that Common Shares available for issuance pursuant to Options that are cancelled or terminated prior to their expiry without having been exercised will again be available for issuance under this Plan. The total number of Common Shares reserved for issuance under the Plan may be increased, as determined by the Administrator and permitted by law, subject to obtaining the required approvals, if any, of the relevant regulatory authority, or the shareholders of the Corporation or the Board and the exercise of any pre-emptive rights held by any of the shareholders of the Corporation.

3.2 No Fractional Shares

No fractional Common Shares may be issued and the Administrator will determine the manner in which any fractional Common Shares or rights to acquire fractional Common Shares are to be addressed.

3.3 Unfunded Plan

This Plan is unfunded. To the extent any individual holds any rights under the Plan, such rights, unless otherwise determined by the Administrator, are no greater than the rights of a general unsecured creditor of the Corporation.

Section 4. Grant of Options and Rights of Participants

4.1 Grant of Options and Option Grant Agreements

Subject to the terms of this Plan, the Administrator may grant Key Person Options at any time to Eligible Participants in its sole and absolute discretion.

Each grant of Options must be confirmed by an agreement (an “Option Grant Agreement”) substantially in the form attached as Schedule “A” or as may be determined by the Administrator in its sole and absolute discretion, and signed by the Corporation and by the Participant acknowledging that the Participant agrees to be bound by the terms of this Plan and the Shareholders’ Agreement.

4.2 Exercise Price of Options

A Key Person Option shall have an Exercise Price set by the Administrator, provided however that the Exercise Price must not be lower than Fair Market Value.

4.3 Prohibition on Transfer, Assignment or Pledge of Options

Options are personal to the Participant. No Participant may deal with any Option or any interest in it nor may any Option be transferred or assigned except on death or incapacity of such Participant, in which case such Participant’s Options shall be transferred to his or her executors or other personal legal representatives. Any other purported transfer or assignment of any Option will not be valid and the Corporation will not issue any Common Share upon the attempted exercise of a transferred or assigned Option. A Participant may not mortgage, hypothecate, pledge or grant a security interest in any Option.

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4.4 Non-Exclusivity

Nothing in this Plan will prevent the Administrator from adopting other or additional compensation arrangements for the benefit of any Participant, subject to obtaining the required approvals, if any, of the relevant regulatory authority, or the shareholders of the Corporation or the Board.

4.5 No Special Rights

Nothing contained in the Plan or in any Option will confer upon any Participant any right to the continuation of the Participant’s employment, office or services with any member of the Corporate Group, or interfere in any way with the right of any member of the Corporate Group at any time to terminate that employment, office or services, or to increase or decrease the compensation of the Participant.

4.6 Other Benefits

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the sale of a Common Share received upon an exercise of an Option will not constitute compensation with respect to which any other employee or other benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Administrator.

4.7 Participants are not Shareholders

A Participant is not and is not deemed to be a shareholder of the Corporation and has no rights as a shareholder of the Corporation, until an Option is properly exercised and the Common Share issued.

Section 5. Vesting and Exercise of Options

5.1 Vesting Date

Unless otherwise stipulated in the Plan or the applicable Option Grant Agreement, unvested Key Person Options will vest at the rate of 1/16th at the end of each fully completed calendar quarter following the date of the grant and are exercisable only upon the occurrence of a Liquidity Event. Unless otherwise stipulated in the applicable Option Grant Agreement, upon a Liquidity Event, all vested Key Person Options will become exercisable in connection with that Liquidity Event and all unvested Key Person Options expire upon the closing of the Liquidity Event.

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5.2 Exercise Procedure

Subject to the provisions of this Plan, vested exercisable Options may be exercised in whole or in part in respect of a whole number of Common Shares and by delivering to the Secretary of the Corporation an executed and completed Exercise Notice in the form attached as Schedule “B”, a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate Exercise Price of the Common Shares to be acquired pursuant to the exercise of the Option, and if not already done so by virtue of a prior exercise of Options, an executed Shareholders’ Agreement or agreement to be bound thereby, in the form required by the Administrator. On receipt of the foregoing and subject to the terms of this Plan, the number of Common Shares in respect of which the Option is exercised will be issued as fully paid and non-assessable.

5.3 Withholding

It shall be a condition to the obligation of the Corporation to issue Common Shares upon exercise of an Option, that the Participant pay to the Corporation, upon its demand, such amount as may be requested by the Corporation for the purpose of satisfying any liability to withhold federal, provincial, state or local income or other taxes.

Section 6. Expiration, Termination, Retirement, Death or Resignation

6.1 Expiry of Options

Each Option will expire on the date which is 20 years after the date on which it is granted, or on such earlier date as herein provided. On the expiry of an Option on such date or any earlier date pursuant to the terms of this Plan, the Option will be null, void and of no effect. Notwithstanding anything in this Plan, no Option may be exercised beyond its expiry.

6.2 Termination Event and Liquidity Event

Termination Event

Except as expressly provided in this Plan or the applicable Option Grant Agreement, all Key Person Options, whether or not vested or exercisable, expire on the earliest Termination Event.

Cause

Upon a Termination Event that is due to the termination of the employment or services arrangement with Cause of the holder of Key Person Options, all Key Person Options that were held by that Participant at the time of such Termination Event expire immediately.

Resignation other than Retirement; Without Cause; Termination with Good Reason; Expiry of Services Agreement

Upon a Termination Event that is due to the Resignation of the holder of Key Person Options, the termination by the Corporation without Cause of the employment or services of the holder of Key Person Options, the Termination for Good Reason by the holder of Key Person Options or the expiry of the applicable services agreement, all unvested Key Person Options held by such Participant at the time of such Termination Event shall expire immediately and all Key Person Options held by that Participant that were vested at the time of such Termination Event shall expire on the earlier of (i) the date of a Liquidity Event; and (ii) 12 months following the date of such Termination Event (even if, for greater certainty, such vested Key Person Options did not become exercisable during such 12-month period).

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Other Termination Events

Upon any Termination Event that is due to Retirement or any other Termination Event, other than a termination with or without Cause, Resignation, Termination for Good Reason or the expiry of the applicable services agreement, all unvested Key Person Options held by such Participant at the time of such Termination Event shall expire immediately and all Key Person Options held by that Participant that were vested at the time of such Termination Event shall expire on the earlier of (i) the date of a Liquidity Event; and (ii) 48 months following such Termination Event (even if, for greater certainty, such vested Key Person Options did not become exercisable during such 48-month period).

Notwithstanding anything contained in the previous paragraph, if a Termination Event was due to the Retirement of a holder of Key Person Options, and at any time during the 48 months following such Retirement, that holder of Key Person Options ceases to be fully retired from employment or other position or retainer involving remuneration for services or activities (including self-employment), then such Termination Event shall retroactively be deemed to have been due to the Resignation, and not the Retirement, of that holder of Key Person Options, and, for greater certainty, the provisions relating to a Termination Event that is due to a Resignation, and not the provisions in the preceding paragraph, shall be deemed to have applied retroactively to the date of such Termination Event.

Liquidity Event

All vested Options (including those Options that vest in conjunction with a Liquidity Event) must be exercised at or prior to the Liquidity Event or else they expire upon the closing of that Liquidity Event, and all otherwise unvested Options expire upon the closing of that Liquidity Event. Notwithstanding the foregoing, in the event of a Liquidity Event that involves an acquiring corporation, the acquiring corporation may assume the Plan, including any unvested Options, pursuant to the terms of the corresponding acquisition agreement, in which case any such assumed Options will not expire upon the closing of that Liquidity Event and no further grants may be made under the Plan.

6.3 End of Participation

Notwithstanding anything to the contrary contained herein, at the time a Participant ceases to hold Options which are or may become exercisable, the Participant ceases to be a Participant.

Section 7. Assumption, Substitution and Adjustment

7.1 Assumption or Substitution

In the event the Common Shares are converted into other property, whether in the form of securities of another corporation, cash or otherwise, in circumstances that do not constitute a Liquidity Event (each a “Substitution Event”), then any surviving or acquiring corporation shall assume any Option outstanding under the Plan or shall substitute similar Options (including an

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award to acquire the same consideration paid to the securityholders in the transaction effecting the Substitution Event) for those Options outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses in connection with a Substitution Event to assume such Options or to substitute similar stock options for those Options outstanding under the Plan, then with respect to such Options, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) will accelerate in full, and the Options will terminate if not exercised (if applicable) at or prior to such event. For greater certainty, this Section 7.1 shall not apply in the circumstances of an event determined or designated as a Liquidity Event.

No fractional Common Shares or other securities will be issued upon the exercise of any Option and accordingly, if as a result of a Substitution Event, a Participant would become entitled to a fractional Common Share or other security, such Participant shall have the right to acquire only the next lowest whole number of Common Shares or other securities and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Notwithstanding any other provision of this Plan, in the event of a potential Substitution Event, the Administrator shall have the power to make such changes to the terms of the Options as it considers fair and appropriate in the circumstances including, without limitation (a) accelerating the date at which Options become exercisable; (b) otherwise modifying the terms of the Options to assist the Participants to tender into a take-over bid or other arrangement leading to the Substitution Event; and thereafter (c) terminating, conditionally or otherwise, the Options not exercised following successful completion of such Substitution Event. If the Substitution Event referred to in this Section 7.1 is not completed within the time specified therein (as the same may be extended), the Common Shares issued pursuant to this Section 7.1 will be returned by the Participant to the Corporation and reinstated as authorized but unissued Common Shares and the original terms applicable to such Options will be reinstated.

7.2 Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger or consolidation or any other change in the capital of the Corporation affecting Common Shares, other than cash dividends or distributions, the Administrator may make such proportionate adjustments, if any, as the Administrator in its sole discretion may deem appropriate to reflect such change (for the purpose of preserving the value of the Options), with respect to (a) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and (b) the number or kind of shares or other securities subject to unexercised Options previously granted and the exercise price of those Options; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

7.3 Adjustments not Affected

The existence of any Options does not affect in any way the right or power of any member of the Corporate Group or any of their respective shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the capital structure or the business of, or any amalgamation, merger or consolidation involving, to create or issue any bonds, debentures, shares or other securities of, or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of or any sale or transfer of all or any

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part of the assets or the business of, or to effect any other corporate act or proceeding relating to, whether of a similar character or otherwise, such member of the Corporate Group, whether or not any such action referred to in this Section 7.3 would have an adverse effect on this Plan or any Option granted hereunder, but otherwise subject to this Section 7 and the Shareholders’ Agreement.

Section 8. General

8.1 Successors and Assigns

The Plan will be binding on all successors and assigns of the Corporation including, without limitation, any receiver or trustee in bankruptcy or representative of the Corporation’s creditors.

8.2 Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns that may be required under any applicable tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.

8.3 Costs

The costs of the operation of the Plan will be borne by the members of the Corporate Group as they determine.

8.4 Notices

All notices under the Plan will be in writing, and if to the Corporation, will be delivered to the Corporation by registered mail, fax or e-mail to its head office, and if to a Participant, will be delivered personally or sent by registered mail, fax or e-mail to the Participant at the mailing address, telecopier number or e-mail address which the Participant will give for the purpose, or failing any such address or number, by registered mail to the Participant’s last known place of residence.

8.5 Effective Date

This Plan is effective on October 27, 2008.

1706045 ONTARIO LIMITED

STOCK OPTION PLAN

SCHEDULE “A”

OPTION GRANT AGREEMENT

This Option Grant Agreement is entered into pursuant to the 1706045 Ontario Limited Stock Option Plan, as amended, restated, supplemented or replaced from time to time (the “Plan”), a current copy of which as at the date hereof is attached hereto. 1706045 Ontario Limited (the “Corporation”) hereby grants to the undersigned individual (the “Participant”)             Options (the “Option Grant”) to acquire the following number of Common Shares pursuant to the Plan at the following Exercise Price:

Date of Grant:

Number of Common Shares:

Exercise Price per Common Share as of the date hereof:

All capitalized terms not defined in this Option Grant Agreement have the meaning set out in the Plan.

Subject to earlier expiry in accordance with the Plan, the Options shall cease to be exercisable and shall expire 20 years from the date of this grant. The Options will vest and become exercisable as set out in the Plan.

The Corporation and the Participant understand and agree that the granting and exercise of these Options are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this Option Grant Agreement. No later than upon the exercise of an Option, the Participant will be subject to the terms and conditions of the Shareholders’ Agreement and will execute such documents as may be required.

1706045 ONTARIO LIMITED

Per:
Date

Participant Acknowledgment

By accepting these Options, I acknowledge that:

(a)	I have had sufficient time to review and consider the Plan thoroughly;

1706045 Ontario Limited

Stock Option Plan

(b)	I have read and understand the terms of the Plan and my obligations thereunder and I agree to the terms and conditions of the Plan and this Option Grant Agreement;

(c)	I have been given an opportunity to obtain independent legal advice, or such other advice as I may desire, concerning the interpretation and effect of the Plan;

(d)	this Option Grant is accepted voluntarily and without any pressure and I have not been induced to enter into this Option Grant Agreement or acquire any Option by expectation of employment or retainer or continued employment or retainer with the Corporation or any other member of the Corporate Group;

(e)	the Common Shares are not qualified for distribution to the public in any jurisdiction, that the Option Grant is being made pursuant to an exemption from the requirements of applicable securities legislation and that it is intended that the issue of any Common Shares upon any exercise by me of all or part of these Options shall also be made pursuant to an exemption from the requirements of applicable securities legislation; and

(f)	(i) the terms of this Option Grant and my other compensation and equity arrangements are confidential, (ii) I will not at any time before or after exercise of any of these Options or before or after termination of my employment or retainer divulge any of such terms to any person other than my legal or accounting advisors who have been advised of the confidential nature of such terms and have agreed not to divulge any of such terms and otherwise as may be required by law, (iii) my obligations herein shall survive the exercise or termination of this Option Grant, (iv) any breach, attempted breach or threatened breach by me of these provisions cannot be remedied solely by damages, and (v) accordingly, if I breach or threaten to breach these provisions, any member of the Corporate Group shall be entitled to injunctive relief restraining me and any person participating in such a breach, attempted breach or threatened breach, provided that nothing herein shall be construed as prohibiting any member of the Corporate Group from pursuing any other remedies available at law or in equity for such breach, attempted breach or threatened breach, including the recovery of damages.

WITNESS:

Signature	Signature

Name (please print)	Name (please print)

Date

1706045 ONTARIO LIMITED

STOCK OPTION PLAN

SCHEDULE “B”

EXERCISE NOTICE

TO:	1706045 Ontario Limited (the “Corporation”)

Attention: The Secretary of the Corporation

All capitalized terms not defined in this Exercise Notice have the meaning set out in the 1706045 Ontario Limited Stock Option Plan (the “Plan”).

Pursuant to the Plan, the undersigned elects to purchase the following number of Common Shares, and encloses a certified cheque or bank draft payable to the Corporation in the aggregate amount set out below:

Options exercised pursuant to the grant dated:

Number of Common Shares to be purchased:

At an Exercise Price per Common Share of:	$

For an aggregate Exercise Price of:	$

The undersigned requests that the Common Shares be issued in the name of the Designated Representative appointed pursuant to the Shareholders’ Agreement.

The Common Shares represented by the issued share certificate will be subject to restrictions on transfer, as well as all of the terms and conditions in the Shareholders’ Agreement.

Undersigned Acknowledgment

I have read and understood the terms set out above. Specifically, by executing this exercise notice, and purchasing Common Shares, I acknowledge that I have read the Shareholders’ Agreement and agree to be bound thereby as a contracting party as if I had originally signed such agreement as a Management Shareholder, and that all Common Shares held by me, currently and in the future, are subject to the Shareholders’ Agreement, as the same may be amended, restated, supplemented or replaced from time to time. I represent, warrant and covenant that:

(a)	except for rights arising under the Shareholders’ Agreement, such Common Shares are not subject to any mortgage, lien, charge, pledge, encumbrance, security interest or adverse claim and that no person has any rights to become a holder or possessor of any of such Common Shares or of the certificates or instruments representing the same;

(b)	I have capacity to enter into and give full effect to the Shareholders’ Agreement;

1706045 Ontario Limited

Stock Option Plan

(c)	the Shareholders’ Agreement has been duly executed and delivered by or on behalf of me, and constitutes a valid and binding obligation enforceable against me in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies;

(d)	the execution, delivery and performance of the Shareholders’ Agreement do not and will not contravene the provisions of any indenture, agreement or other instrument to which I am a party or by which I may be bound; and

(e)	all of the foregoing representations, warranties and covenants will continue to be true, correct and in effect during the continuance of the Shareholders’ Agreement.

WITNESS:

Signature	Signature

Name (please print)	Name (please print)

Date